EXHIBIT 21.1

Subsidiaries of Registrant

Zomedica Inc., a Delaware corporation

Branford PVT Acquiror, Inc., a Delaware corporation

PVT Holdings, Inc., a Delaware corporation

Pulse Veterinary Technologies, LLC, a Delaware limited liability company

HMT High Medical Technologies (Japan) Co., Ltd., a Japanese company

PVT NeoPulse Acquisition GmbH, a Swiss Company

NeoPulse GmbH, a Swiss Company